Exhibit 99.1

FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS
ANNOUNCES ADDITION OF NEW BOARD MEMBER
Cudahy, WI - February 22, 2016 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS) a leading asset-light transportation and logistics services provider, today announced that Michael P. Ward, CFA has been named to its Board of Directors.
Mark DiBlasi, Chief Executive Officer of Roadrunner said, “We are extremely pleased that Michael is joining our Board of Directors. His deep understanding of our industry fundamentals and extensive knowledge of the capital markets will be an asset to our Board and management team.”
Ward has over 30 years of experience as a sell-side analyst following the auto and auto parts sectors. Currently, he serves as the Managing Director of Research at Sterne Agee CRT. He began his career with Ward Transportation Research, a small independent research boutique which specialized in the automotive and airline sectors. He then worked for major Wall Street brokerage firms for 10 years, including Kidder, Peabody & Co., PaineWebber and Salomon Smith Barney. He returned to Ward Transportation Research in 2005 and assumed his current role in 2011.
Ward received a Bachelor of Science degree in accounting from St. Joseph's University in Philadelphia, Pa., a Master of Business Administration degree in finance from Iona College in New Rochelle, N.Y. and is a Chartered Financial Analyst. He has been a seven-time member of the Institutional Investor All-American Research team and a five-time Wall Street Journal All-Star analyst.
About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload logistics, transportation management solutions, intermodal solutions, freight consolidation, inventory management, expedited services, international freight forwarding, customs brokerage and comprehensive global supply chain solutions. For more information, please visit Roadrunner's website, www.rrts.com.
Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648

Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com